CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement Nos. 333-272238, 333-268074 and 333-260257 on Form S-8 and No. 333-267506 on Form S-3 and No. 333-264366 on Form S-1 of our report dated March 31, 2023, except for the effects of the reverse stock split discussed in Notes 1 and 6 to the consolidated financial statements, as to which the date is April 9, 2024, relating to the consolidated financial statements of Greenidge Generation Holdings, Inc. and Subsidiaries (the “Company”) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2023.

ArmaninoLLP
Dallas, Texas
April 9, 2024